Exhibit 24.2

POWER OF ATTORNEY

WHEREAS, VERIZON COMMUNICATIONS INC., a Delaware corporation (hereinafter referred to as the “Company”), has filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, a registration statement on Form S-4 (File No. 333-191628) relating to the issuance by the Company of shares of its common stock to shareholders of Vodafone Group Plc (“Vodafone”) in connection with the Company’s acquisition of Vodafone’s indirect 45% interest in Cellco Partnership d/b/a Verizon Wireless (the “Registration Statement”).

NOW, THEREFORE, the undersigned hereby appoints Lowell C. McAdam, Francis J. Shammo, Anthony T. Skiadas and Matthew D. Ellis and each of them, her true and lawful attorneys-in-fact and agents with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments, including post-effective amendments, to the Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in the Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 1st day of December 2013.

/s/ Shellye Archambeau
Shellye Archambeau